For the semi-annual period ended June 30, 2007.
File number 811-02992
Dryden National Municipals Fund, Inc.


SUB-ITEM 77D
Policies With Respect to Security Investment

Cash Accumulation Trust
       Liquid Assets Fund
National Money Market Fund
Dryden California Municipal Fund
       California Income Series
Dryden Core Investment Fund
       Taxable Money Market Series
Short-Term Bond Series
Dryden Global Real Estate Fund, Inc.
Dryden Global Total Return Fund, Inc.
Dryden Government Income Fund, Inc.
Dryden Government Securities Trust
       Money Market Series
Dryden High Yield Fund, Inc.
Dryden Index Series Fund, Inc.
       Dryden Stock Index Fund
Dryden Municipal Bond Fund
       High Income Series
Insured Series
Dryden National Municipals Fund, Inc.
Dryden Short-Term Bond Fund, Inc.
       Dryden Short-Term Corporate Bond Fund
Dryden Ultra Short Bond Fund
Dryden Small Cap Core Equity Fund, Inc.
Dryden Tax-Free Money Fund
Dryden Tax-Managed Funds
Dryden Large-Cap Core Equity Fund
Dryden Total Return Bond Fund, Inc.
Jennison 20/20 Focus Fund
Jennison Blend Fund, Inc.
Jennison Natural Resources Fund, Inc.

Jennison Sector Funds, Inc.
       Jennison Financial Services Fund
Jennison Health Sciences Fund
Jennison Technology Fund
Jennison Utility Fund
Jennison Small Company Fund, Inc.
Jennison U.S. Emerging Growth Fund, Inc.
Jennison Value Fund
MoneyMart Assets, Inc.
Prudential Institutional Liquidity Portfolio, Inc.
       Institutional Money Market Series
Prudential Investment Portfolios, Inc.
       Dryden Active Allocation Fund
       JennisonDryden Asset Allocation Funds
       JennisonDryden Conservative Allocation Fund
JennisonDryden Moderate Allocation Fund
JennisonDryden Growth Allocation Fund
Jennison Growth Fund
Jennison Equity Opportunity Fund
Prudential World Fund, Inc.
       Dryden International Equity Fund
Strategic Partners International Value Fund
Nicholas-Applegate Fund, Inc.
Strategic Partners Opportunity Funds
       Dryden Strategic Value Fund
Jennison Select Growth Fund
Strategic Partners New Era Growth Fund
Strategic Partners Style Specific Funds, Inc.
       Jennison Conservative Growth Fund
Dryden Small Capitalization Value Fund
Strategic Partners Large Capitalization Value Fund
Strategic Partners Total Return Bond Fund
Target Asset Allocation Funds, Inc.
       Target Conservative Allocation Fund
Target Growth Allocation Fund
Target Moderate Allocation Fund

Supplement dated February 21, 2007 to the Prospectus

This supplement amends the Prospectus of each of the Funds referenced above and is in addition to any existing supplement to a Fund's Prospectus.

All of the changes contained in this supplement will be effective on or about May 29, 2007. All of the changes disclosed in this supplement may not apply to you, including, but not limited to, if you are a beneficial owner of shares of a Fund or if the disclosure pertains to a share class that you do not own or to a share class not within your Fund.

1. The third paragraph under the caption "How to Sell Your Shares" is deleted and replaced with the following paragraph:

Generally, we will pay you for the shares that you sell within seven days after the Transfer Agent, the Distributor or your broker receives your sell order. If you hold shares through a broker, payment will be credited to your account. If you are selling shares you recently purchased with a check, we may delay sending you the proceeds until your check clears, which can take up to 7 days from the purchase date.
Your broker may charge you a separate or additional fee for sales of shares.

2. The paragraph captioned "Automatic Reinvestment" under the section "Additional Shareholder Services" is deleted and replaced with the following:

Automatic Reinvestment . As we explained in the "Fund Distributions and Tax Issues" section, the Fund pays out - or distributes - its net investment income and capital gains to all shareholders. For your convenience, we will automatically reinvest your distributions in the Fund at NAV, without any sales charge. If you want such distributions paid in cash, you can indicate this preference on your application, or by notifying your broker or the Transfer Agent in writing (at the address below) at least five business days before the date we determine who receives dividends. Distributions of $10.00 or less may not be paid out in cash, but may be automatically reinvested into your account.

3.              The last sentence under the caption "Contingent
Deferred Sales Charge ("CDSC")" is revised as follows:

The holding period for purposes of determining the applicable CDSC will be calculated from the anniversary date of the purchase, excluding any time
Class B, Class F or Class C shares were held in a money market fund.

4. For Funds with Class L, Class M and Class X shares, the forth paragraph under the caption "Contingent Deferred
Sales Charge ("CDSC")" is replaced with the following paragraph:

As we noted before in the "Share Class Comparison" chart, if you purchase $1 million or more of Class A or Class L shares, although you are not subject to an initial sales charge, you are subject to a 1% CDSC for shares redeemed within 12 months of purchase. (The
CDSC is waived for purchases by certain retirement and/or benefit plans). The CDSC for Class B shares is 5% in the first year, 4% in the second, 3% in the third, 2% in the fourth, and 1% in the fifth and sixth years.
The CDSC is 1% for Class C shares - which is applied to shares sold within 12 months of purchase.
The CDSC for Class M and X shares is 6% in the first year, 5% in the second year, 4% in the third year, 3% in the fourth year, 2% in the fifth and sixth years and 1% in the seventh year. The CDSC for New Class X shares is 6% in the first year, 5% in the second year, 4% in the third and fourth years, 3% in the fifth year, 2% in the sixth and seventh years and 1% in the eighth year. The CDSC is calculated based on the lesser of the original purchase price or the redemption proceeds, except that the CDSC is calculated based on the shares
NAV at the time of purchase for Class M and Class X shares purchased prior to January 1, 2002. For Class
M and Class X purchases made after January 1, 2002 the CDSC will be calculated based on the original cost of the purchase . The rate decreases on the anniversary date of your purchase (except for Class M and X purchases the rate decreases on the first day of the anniversary month of your purchase, not on the anniversary date itself).

5. For Funds with Class M and Class X shares, the last sentence of the caption "Class B, Class F, Class M, Class X and
New Class X Shares Automatically Convert to Class A Shares" is replaced with the following sentence:

Conversions are quarterly for Class B and Class F shares and monthly for Class M and Class X shares.
For more information, see the SAI.

6. The following disclosure is added to the caption entitled "Class B, Class M and New Class X Shares
Automatically Convert to Class A Shares" or "Class B Shares
Automatically Convert to Class A Shares," as applicable:

If you hold Class B share certificates, the certificates must be received by the Transfer Agent in order for your Class B shares to convert from Class B to Class
A shares. Certificate deposited shares will convert during the next quarterly conversion.

7. For Funds with Class X shares, a third bullet point is added to the caption "Contingent Deferred Sales Charge
("CDSC")" as follows:

Any bonus shares received by investors when purchasing Class X shares.

8. For Funds with Class L, Class M and Class X shares, the following paragraph replaces the disclosure under the caption "How to Sell Your Shares - 90-Day Repurchase
Privilege:"

90-Day Repurchase Privilege
After you redeem your shares (except for Class L, Class M and Class X), you have a 90-day period during which you may reinvest back into your account any of the redemption proceeds in shares of the same
Fund without paying an initial sales charge. After you redeem your Class L, Class M, or Class X shares, you have a 90-day period during which you may reinvest back into your account any of the redemption proceeds in Class A shares of the same Fund without paying an initial sales charge. For Class B and Class F shares, if you paid a CDSC when you redeemed your Class B or Class F shares, we will credit your account with the appropriate number of shares to reflect the amount of the CDSC you paid on that reinvested portion of your redemption proceeds. In order to take advantage of this one-time privilege, you must notify the Transfer
Agent or your broker at the time of the repurchase. For more information, see the SAI.

9. The third sentence of the third paragraph under the caption "How to Exchange Your Shares" is replaced with the following sentence:

If you have exchanged Class B, Class F or Class C shares into a money market fund, the time you hold the shares in the money market account will not be counted in calculating the required holding period for CDSC liability.

10.           The last paragraph under the caption "Fund
Distribution and Tax Issues -- Distributions" is deleted and replaced with the following:

For your convenience, a Fund's distributions of dividends and net capital gains are automatically reinvested in the Fund without any sales charge. If you ask us to pay the distributions, we will send you a check if your account is with Prudential Mutual Fund
Series LLC (the Transfer Agent). Otherwise, if your account is with a broker, you will receive a credit to your account. Either way, the distributions may be subject to income taxes unless your shares are held in a qualified or tax-deferred plan or account. If your dividend distribution check(s) remains uncashed for more than six months, your check(s) may be invested in additional shares of the Fund at the next NAV calculated on the day of the investment. For more information about automatic reinvestment and other shareholder services, see "Additional Shareholder
Services" in the next section.

10.            The Transfer Agent's addresses under the captions
"How to Buy Shares-Opening an Account," "Additional
Shareholder Services-Automatic Reinvestment," "How to Sell
Your Shares," and "How to Exchange Your Shares" are deleted and replaced with the following address:

Prudential Mutual Fund Services LLC
P.O. Box 9658
Providence, RI 02940

11. The Transfer Agent's address on the back cover of each prospectus is deleted and replaced with the following address:

Prudential Mutual Fund Services LLC
P.O. Box 9655
Providence, RI 02940